EXHIBIT 99.1

                   [WINTRUST FINANCIAL CORPORATION LETTERHEAD]

NEWS RELEASE

FOR IMMEDIATE RELEASE                                       September 19, 2003
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FOR MORE INFORMATION
CONTACT:
Edward J. Wehmer, President & Chief Executive Officer
David A. Dykstra, Senior Executive Vice President, COO
(847) 615-4096
Website address: www.wintrust.com

                WINTRUST FINANCIAL CORPORATION ANNOUNCES COMPLETION
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                            OF COMMON STOCK OFFERING
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         LAKE FOREST, ILLINOIS -- Wintrust Financial Corporation ("Wintrust")
(Nasdaq: WTFC) announced the closing today of an underwritten offering of 1,197,486 shares of common stock at a price of $35.80 per share. All of the shares were sold by Wintrust. Net proceeds to Wintrust, after deducting the underwriting discount and estimated offering expenses, were approximately $40.1 million. In connection with the offering, Wintrust granted the underwriters of the offering a 30-day over-allotment option to purchase up to an additional 179,622 shares at the offering price less the underwriting discount.

RBC Capital Markets acted as lead manager of the underwriters for the offering and U.S. Bancorp Piper Jaffray Inc., Raymond James & Associates, Inc., Stifel, Nicolaus & Company, Incorporated and Sandler O'Neill & Partners, L.P. acted as co-managers. A final prospectus relating to the offering may be obtained from RBC Capital Markets at the following address or telephone number: Attention:
Syndicate, 60 South Sixth Street, 17th Floor, Minneapolis, MN 55402, telephone number 612-371-2800.

Wintrust is a financial holding company headquartered in Lake Forest, Illinois, with total assets of approximately $4.1 billion at June 30, 2003. Wintrust operates seven community banks that provide a full complement of commercial and consumer loan and deposit products and services through 32 banking facilities. Wintrust also provides brokerage and trust and investment services to customers primarily in the Midwest, as well as customers of the banks, and provides services in several specialty-lending niches.


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